Exhibit 4.4

MECHANICS BANK
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) by and between Mechanics Bank, a California banking corporation (the “Company”), and the individual named in Addendum A hereto (“Participant”) is made effective as of                   (the “Grant Date”) pursuant to the Company’s 2022 Omnibus Incentive Plan (the “Plan”).

WHEREAS, on the terms and subject to the conditions hereof, the Company desires to grant to the Participant, effective as of the Grant Date, an Award covering the target number of Restricted Stock Units set forth on Addendum A hereto; and

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.           Definitions. For purposes of this Agreement, the following terms are defined as set forth below. Initially capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.

1.1          “Agreement” has the meaning set forth in the preamble above.

1.2          “Company” has the meaning set forth in the preamble above.

1.3         “Disability” means the inability of Participant to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that constitutes a permanent and total disability. The determination of whether Participant has incurred a Disability shall be made by the Committee based upon such evidence as it deems necessary and appropriate; provided, however, that notwithstanding the immediately preceding definition, if Participant is a party to a services, severance or employment agreement with the Company or one of its Affiliates that defines “Disability,” such term shall have the meaning specified therein.

1.4        “Employment” means service to the Company and/or its Subsidiaries as a part- or full-time employee, consultant, non-employee member of the Board or non-employee member of the board of any of the Company’s Subsidiaries.

1.5          “Participant” has the meaning set forth in the preamble above.

1.6          “Plan” has the meaning set forth in the preamble above.

1.7        “Retirement” means a separation from service (within the meaning of Section 409A) of a Participant (other than by reason of death or Disability) at a time when such Participant (i) is at least 62 years of age, and (ii) has provided at least five years of continuous service to the Company and/or a Subsidiary measured from such Participant’s most recent date of hire.

2.           Grant of Units. Participant is hereby granted an Award covering the actual or target number of Restricted Stock Units set forth on Addendum A hereto. Except for the number of Restricted Stock Units vesting on or before                   such number of other Restricted Stock Units shall be adjusted following the calendar year based on the Company’s performance during such year, by multiplying such number by a performance factor determined by the Committee, and thereafter all references herein to Restricted Stock Units shall refer to the post-adjustment number of Restricted Stock Units. This Agreement constitutes an Award Agreement under the Plan and this Award constitutes an Award that is subject to the terms and conditions set forth in the Plan.

2.1         Vesting. Except as otherwise provided in Section 2.2 and Section 2.3, subject to Participant’s continued employment with the Company and its Subsidiaries, the Restricted Sock Units subject to the Award shall vest as set forth on Addendum A hereto.

2.2         Forfeiture; Accelerated Vesting Upon Certain Terminations of Employment. Except as otherwise provided in this Section 2.2, any outstanding Restricted Stock Units subject to the Award that have not become vested in accordance with Section 2.1 shall be forfeited immediately upon Participant’s termination of employment with the Company and its Subsidiaries. Upon Participant’s termination of employment with the Company and its Subsidiaries under any of the following circumstances, all outstanding and unvested Restricted Stock Units subject to the Award shall vest in full (subject to the performance adjustment referenced above, to the extent effectuated prior to the date of termination) effective as of the date of termination (or in the case of a Retirement that satisfied the requirements of Section 2.2 (c), the date the release of claims becomes effective):

(a)          due to Participant’s death;

(b)          due to Participant’s Disability;

(c)        due to Participant’s Retirement, provided that (A) such Retirement occurs after the first anniversary of the Vesting Commencement Date, (B) Participant provides prior written notice to the Committee of Participant’s intention to retire no less than six months, and no more than seven months, prior to the date of such Retirement, and (C) Participant executes a general release of claims (which may include non-disparagement and/or other restrictive covenants consistent with Section 3) against the Company and its Affiliates on or following the Retirement date in form and substance satisfactory to the Committee, and such release becomes effective and irrevocable pursuant to its terms, prior to the thirtieth (30th) day following such Retirement date.

2.3         Accelerated Vesting Upon Change of Control. Upon the occurrence of a Change of Control, subject to the continued employment of Participant with the Company and its Subsidiaries through the date of such Change of Control, all outstanding and unvested Restricted Stock Units (subject to the performance adjustment referenced above to the extent effectuated prior to the Change in Control) covered by the Award shall immediately vest.

2.4         Settlement. All vested Restricted Stock Units will be settled within thirty (30) days following the earliest to occur of (a) the applicable Scheduled Vesting Date, (b) Participant’s “separation from service” within the meaning of Section 409A (subject to any required delay in accordance with Section 12(d)(ii) of the Plan) and (c) a Change of Control; provided, that if (a) vesting of the Restricted Stock Units is subject to Participant’s execution, delivery and the effectiveness of a release of claims from Participant and (b) such thirty-day period commences in one calendar year and ends in the subsequent calendar year, then the vesting and settlement of the Restricted Stock Units shall occur in the subsequent calendar year. If the Company declares an ordinary quarterly cash dividend in respect of Common Shares, the Company shall, in respect of each Restricted Stock Unit outstanding as of the record date for such dividend, credit to Participant a cash amount equal to the amount (such amount, the “Dividend Equivalent Amount”) of cash dividend that would have been payable in respect of such Restricted Stock Unit were it an actual Common Share, which amount shall be paid to Participant on the applicable settlement date of the underlying Restricted Stock Unit (it being understood that no such payment shall be made if the underlying Restricted Stock Unit does not vest). During the lifetime of the Participant, the Common Shares received upon conversion of vested Restricted Stock Units shall only be received by the Participant or the Participant’s legal representative. If the Participant dies prior to the date his or her vested Restricted Stock Units are converted into Common Shares as described in this Section 2, the Common Shares relating to such converted vested Restricted Stock Units may be received by any individual who is entitled to receive the property of the Participant pursuant to the applicable laws of descent and distribution.

3.            Covenants of Participant.

3.1        Confidentiality. Participant acknowledges that Participant has and will have knowledge of certain trade secrets of the Company and its Affiliates, including information concerning the Company and its Affiliates’ businesses, operations, future plans, methodologies and customers. Participant shall hold in a fiduciary capacity for the benefit of the Company and its Affiliates all secret or confidential information, knowledge or data relating to the Company and its Affiliates and their respective businesses, which shall have been obtained by Participant during Participant’s employment and which shall not be or become public knowledge (other than by acts by Participant or representatives of Participant in violation of this Section 3). After termination of Participant’s employment, Participant shall not, without prior written consent or as may otherwise be required by law or legal process (provided adequate notice of and opportunity to challenge or limit the scope of disclosure purportedly so required has been provided by Participant), allow others to use to their personal advantage, communicate or divulge any such information, knowledge or data to anyone other than the Company and its Affiliates and those designated by it or to an attorney retained by Participant to provide legal advice with respect to this Section 3 and who has agreed to keep such information confidential. Nothing contained in this Agreement is intended to, or shall be interpreted in a manner that does, limit or restrict Participant from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

3.2        Non-Solicitation of Employees. While employed by the Company and its Affiliates and for a period of twelve months after the date of termination of Participant’s employment with the Company and its Affiliates for any reason, Participant shall not, directly or indirectly, on behalf of Participant or any other Person, solicit for employment or hire (other than for the Company and its Affiliates) any Person known by Participant to be employed by the Company and its Affiliates at the time of such solicitation or hiring or within the twelve-month period immediately preceding thereto.

3.3        Forfeiture; Recoupment. Upon any breach of the covenants contained in this Section 3 by Participant, the Company may cause all outstanding vested and unvested Restricted Stock Units subject to the Award to be forfeited without compensation, or may require Participant to repay to the Company the value received by Participant pursuant to any previously vested and settled Restricted Stock Units subject to the Award. This remedy shall be in addition to any other remedy that the Company may have, including, without limitation, injunctive relief pursuant to Section 3.4.

3.4       Injunctive Relief Available. Participant acknowledges that a violation on Participant’s part of any of the covenants contained in this Section 3 would cause immeasurable and irreparable damage to the Company and its Affiliates. Accordingly, Participant agrees that the Company and its Affiliates shall be entitled to seek injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant in addition to any other remedies it may have. Participant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Section 3 is void or constitutes an unreasonable restriction against Participant, such provisions shall not be rendered void but shall apply to such extent as such court may determine constitutes a reasonable restriction under the circumstances.

3.5         Participant Acknowledgments and Agreements. Participant agrees that the covenants contained in this Section 3 are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. Participant agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Section 3.

4.         Non-Transferability of the Restricted Stock Units; Rights as a Shareholder; Adjustments. Subject to the provisions of the Plan and this Agreement, the unvested Restricted Stock Units shall not be transferable by the Participant by means of sale, assignment, exchange, encumbrance, pledge or otherwise. Except as expressly provided in this Agreement, the Participant will have no rights as a shareholder with respect to any Common Shares covered by this Agreement until the electronic registration of, or the issuance of certificates for, such Common Shares in the Participant’s name with respect to the Restricted Stock Units awarded. The Restricted Stock Units shall be subject to the terms and conditions of this Agreement regarding such Common Shares. Except as expressly provided for in this Agreement, no adjustment shall be made for dividends or other rights for which the record date is prior to the registration of, or the issue of certificates for, such Common Shares in the Participant’s name. Adjustments to the Restricted Stock Units awarded (or any of the shares of Common Stock covered by the Restricted Stock Units awarded), if any, shall be made in accordance with the Plan.

5.            Miscellaneous.

5.1         Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given and received (a) if delivered in person, on the date delivered, (b) if transmitted by facsimile or email, on the date sent or (c) if delivered by an express courier, on the second business day after mailing, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company:

Mechanics Bank
Attention:          Compensation
Email:

If to Participant:

To the most recent address of Participant set forth in the personnel records of the Company.

5.2         Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that, the foregoing notwithstanding, this Agreement may be amended by the Company unilaterally subject only to the restrictions set forth in the Plan.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5.3        Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.4      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

5.5         Arbitration. Subject to Section 3.4, the Company and Participant agree that any and all disputes or controversies, directly or indirectly arising out of, or relating to, this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement, shall be resolved through final and binding arbitration conducted by a single arbitrator in Contra Costa County, California. Such arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its Employment Arbitration Rules and Procedures.

5.6        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY NOT SUBJECT TO SECTION 5.5 THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTES OR CONTROVERSIES DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6. IF A JURY TRIAL WAIVER IS NOT PERMITTED BY LAW, THE PARTIES AGREE THAT ALL DECISIONS OF FACT AND LAW IN ANY ACTION BROUGHT IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER SHALL BE DECIDED, AT THE OPTION OF EITHER PARTY, BY A REFEREE APPOINTED BY THE COURT IN ACCORDANCE WITH APPLICABLE STATE REFERENCE PROCEDURES. THE REFEREE SHALL BE A RETIRED JUDGE, AGREED UPON BY THE PARTIES, FROM EITHER THE AMERICAN ARBITRATION ASSOCIATION (“AAA”) OR JAMS. IF THE PARTIES CANNOT AGREE ON THE REFEREE, THE PARTY WHO INITIALLY SELECTED THE REFERENCE PROCEDURE SHALL REQUEST A PANEL OF TEN RETIRED JUDGES FROM EITHER AAA OR JAMS, AND THE COURT SHALL SELECT THE REFEREE FROM THAT PANEL. THE COSTS OF THE REFERENCE PROCEDURE, INCLUDING THE FEE FOR THE COURT REPORTER, SHALL BE BORNE EQUALLY BY THE PARTIES AS THE COSTS ARE INCURRED. IF A PARTY FAILS TO PAY ITS PORTION OF THE COSTS AS INCURRED, THEN THAT PARTY SHALL FORFEIT THE RIGHT TO PROSECUTE OR DEFEND THE ACTION. THE REFEREE SHALL HEAR ALL PRE-TRIAL AND POST- TRIAL MATTERS, INCLUDING REQUESTS FOR EQUITABLE RELIEF, PREPARE AN AWARD WITH WRITTEN FINDINGS OF FACT AND CONCLUSIONS OF LAW, AND APPORTION COSTS AS APPROPRIATE. JUDGMENT UPON THE AWARD SHALL BE ENTERED IN THE COURT IN WHICH SUCH PROCEEDING WAS COMMENCED AND ALL PARTIES SHALL HAVE FULL RIGHTS OF APPEAL.

5.7       Third Party Beneficiaries. This Agreement shall become effective when Participant shall have received a copy hereof signed by the Company, and Participant’s acceptance of any Award hereunder shall constitute consent to the terms of this Agreement. No provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.

5.8        Entire Agreement. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the Award granted hereunder and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to such Award. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan; and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any question arising under this Agreement.

5.9         Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and the word “or” is not exclusive.

5.10       Severability. Except as otherwise provided herein, if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law. Furthermore, a determination in any jurisdiction that this Agreement, in whole or in part, is invalid, illegal or unenforceable shall not in any way affect or impair the validity, legality or enforceability of this Agreement in any other jurisdiction.

5.11      Conditions for Issuance. The Committee may, in its discretion, require the Participant to represent to, and agree with, the Company in writing that such person is acquiring the Common Shares without a view toward the distribution thereof. The certificates for such Common Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or this Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Common Shares under the Plan prior to fulfillment of all of the following conditions: (i) any registration or other qualification of such Common Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (ii) obtaining any other consent, approval or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not acquire any Common Shares, and that the Company will not be obligated to issue any Common Shares to the Participant hereunder, if the issuance of such Common Shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.

5.12       Taxes and Withholding. No later than the date as of which an amount with respect to this Agreement first becomes includible in the gross income of the Participant or subject to withholding for federal, state, local or foreign income or employment or other tax purposes, the Participant shall pay to the Company or the applicable affiliate, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by applicable law and regulations to be withheld with respect to such amount. Unless the Participant has made separate arrangements satisfactory to the Company, the Company may elect, but shall not be obligated, to withhold Common Shares deliverable upon vesting of the Restricted Stock Units awarded having a Fair Market Value on the date of withholding equal to the minimum amount (or, if permitted by applicable law and the Company, such higher withholding rate to the extent consistent with equity accounting in accordance with Generally Accepted Accounting Principles) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Agreement and the Plan shall be conditional on compliance by the Participant with this Section 5.12, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise payable to the Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Shares.

5.13       Clawback. All Restricted Stock Units granted pursuant to this Agreement shall be subject to any clawback, recoupment or forfeiture provisions (i) required by law or regulation and applicable to the Company or its Subsidiaries or affiliates as in effect from time to time or (ii) set forth in any policies adopted or maintained by the Company or any of its Subsidiaries or affiliates as in effect from time to time.

5.14       Electronic Delivery and Acceptance. The Company may, in its sole discretion, deliver any documents related to the Award by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third-party vendor designated by the Company.

5.15      Data Privacy. The Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 5.15. The Company, its affiliates, and the Participant’s employer hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any securities or directorships held in the Company, details of all entitlement to Common Shares awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its affiliates may transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and the Company and its affiliates may each further transfer Data to any third parties assisting the Company or any such affiliate in the implementation, administration and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of securities on the Participant’s behalf to a broker or to other third party with whom the Participant may elect to deposit any securities acquired under the Plan (whether pursuant to the Award or otherwise).

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SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set the Participant’s hand.

MECHANICS BANK

By:
Name:
Title:

Agreed and acknowledged:

PARTICIPANT

Name:

ADDENDUM A

MECHANICS BANK
2022 OMNIBUS INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK UNIT AWARD GRANT

This Notice of Restricted Stock Unit Award Grant is part of the Restricted Stock Unit Award Agreement between Participant and the Company dated

Name of Participant:

Number of Units Granted:

Type of Award:	Restricted Stock Units

Grant Date:

Vesting Schedule:	The Award shall vest in four (4) equal installments as
	follows: (i)	(ii)
	(iii)	and (iv)